EXHIBIT 14.2

EXCO RESOURCES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

FOR DIRECTORS, OFFICERS AND EMPLOYEES

I. General Statement of Policy

It is the policy of EXCO Resources, Inc. (the “Company”) that the conduct of the directors, officers and employees of the Company (collectively, the “employees”) while acting on behalf of the Company be based upon the highest ethical standards and compliance with the law. This Code of Business Conduct and Ethics (this “Code”) affirms the policy of the Company and is a guideline to promote:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other public communications made by the Company;

•                  Compliance with applicable governmental laws, rules and regulations;

•                  The prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

•                  Accountability for adherence to this Code.

All references to the “Company” in this Code should be read to include the Company’s subsidiaries.  This Code does not specifically address every potential form of unacceptable conduct, and it is expected that our employees will exercise good judgment in compliance with the principles set out in this Code. Each employee has a duty to avoid any circumstance that would violate the letter or spirit of this Code.

II. Fair Dealing

Each employee should endeavor to deal honestly and ethically with the Company’s directors, officers, employees, auditors, advisors, customers, suppliers and competitors while engaged in business on behalf of the Company. Non-compliance with this Code or the law or other unethical or dishonest business practices while acting on behalf of the Company are forbidden and may result in disciplinary action, including termination.

III. Proper Use of Company Assets

Company assets should be used only for the legitimate business purposes of the Company. Employees are prohibited from using Company assets, confidential or proprietary information, or position for personal gain. Employees are responsible to safeguard the Company’s assets, including the Company’s physical facilities, office equipment, computer software, records, customer information, and particularly the Company’s proprietary or confidential information.

IV. Compliance with Laws, Rules and Regulations

The Company is committed to being a good corporate citizen of all states and countries in which it does business. It is your job to be aware of and to comply with the laws, rules, regulations and the legal requirements affecting you and your job. The Company does care how results are obtained, not just that they are obtained. It is the policy of the Company to comply with all laws and regulations of any country or its political subdivision in which the Company conducts its business. Particular attention is directed to the laws, rules and regulations relating to discrimination, securities, antitrust, civil rights and safety and the environment. If any uncertainty arises as to whether a course of action is within the letter and spirit of the law, advice should be obtained from the Company’s chief financial officer or general counsel.

The following are specific laws and regulations and general guidelines for compliance with such laws and regulations due to their particular importance to the Company’s business activities. The special emphasis on these laws does not limit the general admonition to comply with all applicable laws, regulations and judicial decrees of the United States (federal, state and local) and of other countries where the Company transacts business. This Code envisions a level of ethical business conduct above the minimum required by law.

A. Discrimination and Harassment

The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated.

Each employee has a duty while acting on behalf of the Company to refrain from engaging in conduct that constitutes discrimination or harassment.

B. Insider Trading

Employees in possession of material non-public information about the Company or companies with whom we do business must abstain from trading in its securities until such information is generally and publicly available by means of a press release or other public filing. “Material” information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. Such material “inside information” might include earnings estimates, stock and dividend activity, significant litigation exposure due to actual or threatened litigation, changes of control or management, pending mergers, sales, acquisitions, reserves numbers or other significant business information or developments.

Providing such inside information to others, including family or friends, who then trade on the inside information is also strictly prohibited. Trading on inside information is also a violation of federal securities law. Each employee is required to sign and deliver to the Company a certification acknowledging receipt and understanding of the Company’s Insider Trading Policy which prohibits, among various other trading practices, the trading practices described herein.

C. Antitrust Activities

The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No employee, under any circumstances or in any context, may enter into any understanding or agreement, whether expressed or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s business or market activities. This prohibition includes any understanding or agreement relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection. It is the Company’s policy to comply with all applicable antitrust laws and our employees will be required to do the same.

D. Environment, Health and Safety

The Company is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is expected to comply with our policies, programs, standards and procedures and all applicable health, safety and environmental laws and regulations.

V. Political Contributions

Corporate funds, credit, property or services may not be used (directly or indirectly) to support any political party or candidate for public office, or to support or oppose any ballot measure, without the prior approval of the Company’s chief executive officer. Although employees are encouraged to support political parties and candidates with their personal efforts and money, the Company will not reimburse or subsidize them in any way for such political participation.

VI. Confidential Information

Employees may become aware of confidential or proprietary information regarding actual or potential customers, suppliers, or commercial transactions of the Company, or of non-public technical information pertaining to the operations or potential operations of the Company. “Confidential” or “proprietary” refers to information that is not available to the public (or that someone would normally expect to be non-public), and that might give the holder of the information a competitive advantage over a third party.

For example, confidential information of the Company would include: information marked as “Confidential,” “Proprietary,” “Trade Secret,” or with a similar marking; information relating to current and future business plans, strategies and methods, including service offerings, divestitures, mergers, acquisitions, and marketing and sales plans and data; information relating to hiring decisions, and to current, former and prospective employees; technical and engineering information, specifications, and data; financial reports and data that have not been made public; and any information of the type described above that is received from any other person.

You should use reasonable care to protect the confidentiality of all of the Company confidential or proprietary information, and should not disclose confidential information to unauthorized persons. This means that you should exercise care when discussing Company matters in the presence of third parties, and should contact the chief financial officer or general counsel before disclosing confidential information to a third party. Such confidential and proprietary information is the exclusive property of the Company and each employee is bound to keep such information in strictest confidence, except when disclosure is authorized by an officer of the Company or legally mandated. Furthermore, such information is to be used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her immediate family), or any third party.

Special care is required regarding the public release of information concerning the Company’s business, strategies, activities, and plans, the disclosure of which could influence investors trading in the Company’s securities. All media contact and public statements and discussions of the Company’s business should be coordinated with the principal official of the Company in charge of investor relations.

VII. Conflicts of Interest

A. General

Generally, a conflict exists when the personal interests or activities of an employee (or the immediate family members of an employee) may influence the exercise of the employee’s independent judgment in the performance of one or more duties to the Company. Even the appearance of a conflict of interest may be as damaging as an actual conflict and should be avoided. Employees should not enter into any transaction or engage in any practice (directly or indirectly) that would tend to influence him or her in any manner other than in the best interests of the Company. Employees (or members of their immediate family) also should not exercise discretionary authority or make or influence any recommendation or decision on behalf of the Company that would result in an undisclosed personal financial benefit to such employee or to members of his or her immediate family.

In general, a conflict of interest is likely to arise if you:

•                  cause the Company to engage in business transactions with relatives or friends;

•                  use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•                  have more than a modest financial interest in the Company’s partners, suppliers or competitors; or

•                  compete, or prepare to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If you become aware of any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest, or if you have concerns about any situation, follow the steps outlined in the section “Compliance and Enforcement” below. It is not a conflict of interest for employees or members of an employee’s immediate family to obtain services from persons or entities who also provide services to the Company, including legal, accounting or brokerage services, loans from banks or insurance from insurance companies, at rates customary for similarly situated customers.

Furthermore, no relationship involving an employee or non-executive officer that is disclosed to and affirmatively determined by the chief financial officer of the Company to be immaterial and no relationship involving an executive officer or director that is disclosed to and affirmatively determined by the Board of Directors of the Company to be immaterial (and no action incidentally benefiting any such employee, officer or director as a result of such relationship) shall be deemed a conflict of interest within the meaning of this Code.

B. Gifts, Gratuities, and Other Benefits

The Company intends to conduct its business in accordance with high ethical standards. As a general rule, other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, the persons doing business with the Company. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put the Company or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees often is different from dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Employees are expected to make decisions about the use or purchase of materials, equipment, consultants, advice, property, and supplies with the intent of receiving the best value for the Company. Such decisions should consider total cost, competitiveness, quality, and service in addition to other factors relevant to the Company’s business.

C. Interest in Properties

Any interest held by an employee or any immediate family member in oil or gas properties, royalties or other mineral interests, or any interest, other than as an investor in a publicly-held company, in companies either owning mineral interests or providing services or materials to the Company must be disclosed in writing to the Company.

VIII. Corporate Opportunities

Employees are prohibited from taking for themselves personally (or for members of their immediate family) any opportunity that may be of interest to the Company that is discovered through the use of corporate property, information or position unless such opportunity is first offered to the Company and the Company affirmatively determines not to pursue it.

IX. Other Organizations

Each employee is expected to devote his full time and efforts during normal working hours to the service of the Company. No employee shall engage in any business or secondary employment that interferes with his other obligations and responsibilities to the Company.

No employee of the Company may serve on the board of directors of any corporation not owned or controlled by the Company, other than a nonprofit, charitable, religious, civic or educational organization, or an organization formed for the sole purpose of estate planning, without the prior written approval of the Company’s chief executive officer, or, for the chief executive officer, without the prior approval of the Company’s Board of Directors.

Unless disclosed to and approved by the chief financial officer, no employee or any member of his or her immediate family may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with the Company. This provision does not apply to an employee or members of his or her immediate family owning the securities of a publicly traded entity as long as such ownership represents less than five percent of the outstanding securities.

X. Accounting and Reporting

All accounting records should accurately reflect and describe corporate transactions. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues, expenses or the nature of the activity.

All public disclosures made by the Company, including disclosures in reports and documents filed with or submitted to the SEC, shall be full, fair, accurate, timely and understandable in all material respects. Each employee is expected to carefully consider all inquiries from the Company related to the Company’s public disclosure requirements and promptly supply complete and accurate responses. No employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading.

It is the responsibility of each employee to promptly bring to the attention of a member of the Company’s Audit Committee any material information of which the individual may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Audit Committee in fulfilling its responsibilities.  In addition, each employee shall promptly bring to the attention of a member of the Audit Committee any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial information or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

If any employee has any questions or concerns about any of the Company’s public disclosures, he or she should immediately contact the Company’s chief financial officer. Additionally, questions or concerns can also be addressed to the Company’s general counsel or outside legal counsel.

XI. Compliance and Enforcement

Questions of interpretation or application of this Code with respect to a particular situation should be addressed to the Company’s chief financial officer. Such requests may be made in writing or orally and will be handled discreetly.

Compliance with this Code is a condition of employment for each employee. Conduct contrary to this Code is outside of the scope of employment. Employees are encouraged to talk to supervisors, human resource representatives or an officer of the Company when in doubt about the best course of action in a particular situation.

Any suspected violation of applicable laws, rules or regulations or this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, should be reported promptly to the Company’s chief financial officer, or such officer’s designee, without regard to the usual lines of reporting. The Company will not attempt to identify the reporting person. Furthermore, there is no need to identify yourself, and every reasonable effort will be made to ensure that all questions and information will be handled discreetly.

The Company representative that receives the complaint shall file a report with the Board of Directors of the Company, including the reported suspected ethical violation, and a statement as to the resolution, if any, of such suspected ethical violation. Suspected ethical violations which are unresolved or which otherwise need to be considered by the Board of Directors should be placed on the agenda for the next Board meeting. If the suspected ethical violation involves a member of the Board of Directors, such member shall abstain from participating in the resolution by the Board of Directors or any special committee to which such matter may be referred. Suspected ethical violations by directors or executive officers will not be considered to violate our Code if and only if the Board of Directors, with regard to the matter under consideration, has determined that the activity which gives rise to the suspected ethical violation is waived as required by the “Amendment, Modification and Waiver” section below.

No adverse action will be taken against any employee for making a complaint or disclosing information in good faith, and any employee who retaliates in any way against an employee who in good faith reports any violation or suspected violation of this Code will be subject to disciplinary action, including termination.

Any violation of this Code will be grounds for immediate disciplinary action, including termination.

XII. Amendment, Modification and Waiver

Any amendment or modification of this Code must be approved by the Company’s Board of Directors. Any amendment or modification that applies to an officer or director of the Company shall be subject to disclosure thereof in accordance with applicable law and regulations.

Any waiver of this Code for non-executive employees may be granted by the Company’s chief financial officer. Any waiver of this Code for directors or executive officers may be granted only by the Board of Directors or by the Company’s Audit Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules promulgated.

XIII. Conclusion

We are each responsible for safeguarding and promoting the Company’s ethics and business reputation. Of course, doing the right thing may not always be easy. Many situations will involve subtleties and complexities that lead to difficult choices. When in doubt, take a step back to ask yourself whether the situation feels right, and consider whether you feel confident that your actions would withstand scrutiny. If necessary, take another careful look at this Code for guidance and seek advice from a supervisor or other colleague. Your actions should not have even the appearance of impropriety.

Any employee who ignores or violates any of the Company’s ethical standards, and any supervisor who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including possible immediate dismissal. It is the Company’s hope, however, that your own moral compass and desire to be a part of an honest and ethical organization governs your conduct in accordance with this Code, rather than the threat of discipline. Simply put, the Company seeks to employ people who believe that honest and ethical behavior is not only good business, but also the right thing to do personally.

As adopted by the Board of Directors of the Company on November 18, 2004.

CERTIFICATION

I,                                                  do hereby certify that:
           (Print Name Above)

1. I have received and carefully read the Code of Business Conduct and Ethics of the Company.

2. I have had ample opportunity to ask questions and seek clarification with respect to the Code of Business Conduct and Ethics of the Company.

3. I understand the Code of Business Conduct and Ethics of the Company.

4. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics of the Company.

Date:
(Signature)

EACH EMPLOYEE, OFFICER, DIRECTOR AND MATERIAL CONSULTANT IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE CHIEF FINANCIAL OFFICER WITHIN 10 DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.